3.6 Certificate of Designation of 4% Cumulative Redeemable Series A Preferred Stock

                          CERTIFICATE OF DESIGNATION OF
                         VERTICAL COMPUTER SYSTEMS, INC.

      Pursuant to Section 151 of the General Corporation Law of the State of Delaware, the undersigned duly authorized officers of Vertical Computer Systems, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, DO HEREBY CERTIFY:

      FIRST: That, pursuant to authority expressly vested in the Board of Directors of said corporation by the provisions of its Certificate of Incorporation as amended, said Board of Directors duly adopted the following resolution:

      RESOLVED: that the Board of Directors, pursuant to authority expressly vested in it by the provisions of the Certificate of lncorporation of the Corporation, hereby authorizes the issue from time to time of a series of Preferred Stock of the Corporation and hereby fixes the designation, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions of the series thereof, in addition to those set forth in said Certificate of lncorporation, to be in their entirety as follows:

SERIES "A" 4% CUMULATIVE CONVERTIBLE PREFERRED STOCK


      Section I. Designation and Number. The series of Preferred Stock shall be designated and known as "Series "A" 4% Cumulative Convertible Preferred Stock." The number of shares constituting Series "A" 4% Cumulative Convertible Preferred Stock (hereinafter referred to as the "Series "A" Preferred Stock") shall be Two Hundred Fifty Thousand ($250,000). For purposes of this Section, all equity securities of the corporation ranking as to dividends or distributions of assets on liquidation, dissolution or winding up of the corporation, junior to the Series " A" Preferred Stock, including the Common Stock, are sometimes hereinafter referred to as "Junior Securities."


      Section 2. Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation, the holders of each share of the Series "A" Preferred Stock shall be entitled to receive, prior to and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of Junior Securities, by reason of their ownership thereof, an amount equal to Two Hundred Dollars ($200.00) per share (the "Liquidation Value") plus any accrued but unpaid dividends on the Series " A " Preferred Stock.

      All of the preferential amounts to be paid to the holders of the Series "A" Preferred Stock under this Section 2 shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets of the corporation to, the holders of Junior Securities, in connection with such liquidation, dissolution or winding up. After the payment or the setting apart for payment to the holders of the Series "A" Preferred Stock of the preferential amounts so payable to them, the holders of Junior Securities shall be entitled to receive all remaining assets of the corporation in accordance with the Certificate of Incorporation of the corporation. If the assets or surplus funds to be distributed to the holders of the Series " A " Preferred Stock are insufficient to permit the payment to such holders of their full preferential amount, the assets and surplus funds legally available for distribution shall be distributed ratably among the holders of the Series " A " Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive.

      Section 3. Voting Rights. The holders of the Series "A" Preferred Stock shall have the following rights:

            (a) except as otherwise provided herein or by law, the holders of Series "A" preferred stock shall be entitled to notice of any stockholder's meeting and to vote, together with the holders of all other voting capital stock of the Company, including the holders of Common Stock, as one class upon any matter submitted to the stockholders for a vote on the basis that each holder of Series "A" Preferred Stock shall have a number of votes equal to the number of shares of Common Stock into which the Series " A " Preferred Stock held by such holder is then convertible. For matters to be voted on by the Series " A " Preferred Stock, a quorum shall consist of a majority of the votes attributable to the Common Stock and Series "A" Preferred Stock.

            (b) in the event the Corporation has in excess of 25,000 shares of Series "A" Preferred Stock outstanding, the holders of the Series "A" Preferred Stock of the Corporation shall have the right to elect one-half of the members of the Board of Directors out of the number fixed by the bylaws, and the holders of the Series " A " Preferred Stock shall continue to have such right until the earlier of (a) the total outstanding shares of Series "A" Preferred Stock falls to 25,000 shares or less or (b) one year from date of the initial issuance of Series "A" Preferred Stock.

      Section 4. Dividend Rights. The holders of the Series " A" Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of the funds of the corporation legally available therefore, cumulative cash dividends at the annual rate of four percent (4%) of the Liquidation Value, payable quarterly on the first day of April, July, October and January in each year beginning April 1,2000. The initial dividend paid after the date of original issuance of any shares of the Series " A " Preferred Stock shall accrue from such date of issuance on a pro rata basis. Dividends payable for any period less than a full quarter shall be computed on the basis of a 360-dayyear with 12 equal months of 30 days. Dividends shall be payable to holders of record, as they appear on the stock books of the Corporation on such record dates as may be declared by the Board of Directors, not more than sixty (60) days nor less than ten (10) days preceding the payment dates of such dividends. If the dividend on the Series " A " Preferred Stock is not paid in full, the aggregate deficiency shall be cumulative and shall be fully paid or set apart for payment before any dividends shall be paid or set apart for, or any other distributions paid, or any payments made on account of the purchase, redemption or retirement of, Junior Securities other than, in the case of dividends or distributions, dividends or distributions paid in Junior Securities. No full dividends shall be declared by the Board of Directors or paid or set apart for payment by the corporation on any Junior Securities for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum set apart sufficient for such payment on the Series " A " Preferred Stock for all dividend payment periods terminating on or prior to the date of payment of such full dividends on the Series " A " Preferred Stock shall not bear interest.

      Section 5. Covenants. So long as any of the shares of the Series "A" Preferred Stock authorized hereby shall be outstanding (as adjusted for all subdivision and combinations) in the case of (a) through (f) below, or twenty-five percent (25%) of the shares of Series "A" Preferred Stock authorized hereby shall be outstanding ( as adjusted for all subdivisions and combinations) in the case of(g) below, the corporation shall not, without first obtaining the affirmative vote or written consent of not less than fifty-one percent (51 %)of such outstanding shares of the Series " A " Preferred Stock:


            (a) amend or repeal any provision of, or add any provision to, the corporation's Certificate of lncorporation or Bylaws if such action would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of the Series " A " Preferred Stock; provided that, the authorization of Junior Securities shall not be deemed to alter or change the preferences, rights, privileges or powers of, or the restriction provided for the benefit of the Series " A " Preferred Stock;

            (b) reclassify any Common Stock into shares having any preference or priority of the Series " A " Preferred Stock;

            (c) pay or declare any cash dividend on any Junior Securities or apply any of its assets to the redemption, retirement, purchase or other acquisition directly or indirectly, through subsidiaries or otherwise, of any Junior Securities or any rights, options, warrants to purchase, or securities convertible into, Junior Securities except for the acquisition of shares of Common Stock or options to purchase shares of Common Stock from officers or employees of, or consultants to, the corporation in accordance with any stock option or other agreement entered into by the corporation;

            (d) create or issue any securities of the corporation which have equity features and which rank on a parity with or senior to the Series " A " Preferred Stock upon payment of dividends or upon liquidation or other distribution of assets or with terms more favorable than those of the Series " A " Preferred Stock;

            (e) increase the authorized number of shares of the Series "A" Preferred Stock;

            (f) merge, consolidate, sell, lease, exchange or otherwise dispose of all or substantially all its properties and assets unless the corporation is the surviving corporation following such merger or consolidation; or

            (g) (g) increase the authorized number of directors constituting the Board of Directors of the corporation to a number greater than four (4).

      Section 6. Conversion into Common Stock. The holder of any shares of Series "A" Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

            (a) Right to Convert. After February 25, 2001, each share of Series " A " Preferred Stock shall be convertible, without the payment of any additional consideration by the holder thereof and at the option of the holder thereof, into five hundred (500) fully paid and nonassessable shares of common stock of the Company, subject to adjustment as outlined below.

      Each share of Series "A" Preferred Stock is convertible into one share of the Company's common stock. In the event the Company shall, at any time prior to the expiration date of this conversion and prior to the exercise thereof: (i) declare or pay to the holders of the common stock a dividend payable in any kind of shares of stock of the Company; or (ii) change or divide or otherwise reclassify its common stock into the same or a different number of shares with or without par value, or into shares of any class or classes; or (iii) consolidate or merge with, or transfer its property as an entirety or substantially as an entirety to, any other corporation; then, upon subsequent exercise of this conversion, the holder thereof shall receive, in addition to or in substitution for the shares of common stock to which he would otherwise be entitled upon such exercise, such additional shares of stock of the Company, or such reclassified shares of stock of the Company, or such shares of the securities or property of the Company resulting from such consolidation or merger or transfer, which he would have been entitled to receive had he exercised this conversion prior to the happening of any of the foregoing events.

            (b) Mechanics of Conversion. Holders of Series "A" Preferred Stock may exercise their conversion rights after February 15,2001. Before any holder of Series "A" Preferred Stock shall be entitled to convert the same into full shares of common stock, he shall surrender the certificate or certificates therefore, duly endorsed, at the office of the corporation or of any transfer agent for the Series " A " Preferred Stock, and shall give written notice to the corporation at such office that he elects to convert the same and shall state therein his name or the name or names of his nominees in which he wishes the certificate or certificates for shares of common stock to be issued.

            (c) The corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series " A " Preferred Stock, or to his nominee or nominees, a certificate or certificates for the number of shares of common stock to which he shall be entitled as aforesaid, together with cash in payment of any accrued unpaid dividends on the shares of Series " A " Preferred Stock converted through the date of conversion, and a certificate or certificates for such Series " A " Preferred Stock as were represented by the certificates surrendered and not converted. Such conversion shall be deemed to have been immediately prior to the close of business on the date of such surrender of the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common stock on such date.

            (d) No Impairment. The corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation but will at all times in good faith assist in the carrying out of all the provisions of this
Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series "A" Preferred Stock against impairment.

            (e) Notices of Record Date. In the event of any taking by the corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend ( other than a cash dividend which is the same as cash dividends paid in previous quarters) or other distribution, the corporation shall mail to each holder of Series " A" Preferred Stock at least ten (10) days prior to the date specified herein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

            (f) Common Stock Reserved. The corporation shall reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect conversion of the Series " A " Preferred Stock.


      IN WITNESS WHEREOF, the officers named below acting for and on behalf of the corporation, have subscribed their names to this Certificate of Designation this 4th day of May, 2001.


VERTICAL COMPUTER SYSTEMS, INC.
a Delaware Corporation


By: _______________________________
Richard Wade, President



By: _______________________________
William Mills, Secretary